UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check one): ☒ Form 10-K    ☐ Form 20-F    ☐ Form 11-K    ☐ Form 10-Q
 ☐Form N-SAR   ☐ Form N-CSR

For Period Ended: December 31, 2005

☐ Transition Report on Form 10-K
☐ Transition Report on Form 20-F
☐ Transition Report on Form 11-K
☐ Transition Report on Form 10-Q
☐ Transition Report on Form N-SAR

For the Transition Period Ended:________________________________________

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

CARDINAL COMMUNICATIONS, INC.
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Full Name of Registrant

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Former Name if Applicable

390 Interlocken Crescent, Suite 900
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Address of Principal Executive Office (Street and Number)

Broomfield, CO 80021
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
(b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
☒   thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Annual Report of Form 10-KSB could not be filed because Registrant has not provided its independent auditor with all requested documents to complete its audit of the financial statements to be included in the Form 10-KSB.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

CRAIG COOK  (303)    285-5348
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       (Name)              (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes ☒  No ☐

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes ☐ No ☒

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

CARDINAL COMMUNICATIONS, INC.
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2005            By: /s/ Ronald S. Bass
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      Principal Accounting Officer